                                                                 EXHIBIT 10.15


                               ASSEMBLY AGREEMENT

               DRAWN UP AND SIGNED IN MAGSHIMIM ON OCTOBER 4 1999


BETWEEN:              NUR MACROPRINTERS LTD.
                      of5 David Navon Street,
                      MAGSHIMIM
                      (Hereinafter: "NUR")
                                                                OF THE ONE PART;


AND BETWEEN:          NUR ENGINEERING (COMPANY UNDER FORMATION)
                      of 8-10 Hamelacha Street, Sybel Park
                      ROSH HAAYIN
                      Through Erez Shachar and Gara Eiron
                      (Hereinafter: "THE CONTRACTOR")
                                                             OF THE SECOND PART;


WHEREAS: NUR is engaged, among other things, in the development, production marketing and sales of digital printing systems intended for wide format color printing, and makes use of various ink-jet technologies (hereinafter: "NUR PRINTERS"), including the development, production marketing and sales of the printers known as Blueboard (hereinafter: "THE B.B Printers"), and the printers known as Fresco (hereinafter: "THE FRESCO PRINTERS") and a machine for laminating wide formats known as NUR Fleet/Tego (hereinafter: "THE LAMINATING MACHINE");

AND WHEREAS:   NUR is interested, to give to an external party, who will act as an independent contractor, the assembly of the B.B. printers, the Fresco printers and the laminating machine, and should this be agreed on the the future, also other NUR machines, and all this in accordance with the terms detailed in this Agreement (hereinafter: "THE WORK").

AND WHEREAS:   The Contractor is interested to execute the work for NUR and NUR agrees to give the Contractor execution of the work, and all this in accordance with the terms detailed in this Agreement;

AND WHEREAS:   The parties wish to base their agreements in writing with regard to executing the work;

     THEREFORE, IT IS AGREED AND CONDITIONED BETWEEN THE PARTIES AS FOLLOWS:

1.   PREAMBLE AND INTERPRETATION

1.1  The Appendices and preamble to this Agreement are an integral part thereof,
1.2 The headings to the clauses in this Agreement are for guidance only and should not be used to interpret the Agreement.

2.   THE CONTRACTOR'S PRESENTATIONS

     The Contractor hereby declares, confirms and undertakes as follows:

2.1 That it has the know-how and ability required in order to execute the work in accordance with the conditions detailed in this Agreement.

2.2 That the NUR printers and all the rights, existing and future, in the NUR printers, in the future development of NUR printers and in the know-how included in the NUR printers, including the rights for all intellectual property included in the NUR printers, in the commercial secrets and the production file as defined below, belong to NUR, that the detail of the rights granted to it specifically in this Agreement has not and will not have any claim, demand or contention regarding the ownership of the NUR printers and rights in the NUR printers and that it waives such claims, demands or contentions.

2.3 That all the know-how connected with the NUR printers is the property of NUR and that it does not have and will not have any claim, demand or contention for such know-how rights and that it will transfer to NUR at NUR's demand. For the purpose of this agreement, "KNOW-HOW": all know-how or information given to the Contractor or to anyone on its behalf by NUR and/or by others on the behalf of NUR and/or all know-how or information that will be accumulated by the Contractor during and in connection with execution of the work, including the production files, plans, drawings, illustrations, specifications, engineering plans, computer programs, work and production methods, copyrights and patents, list of suppliers, business plans, price lists, etc., and all this whether written or verbal, whether on a computer, whether a source or a copy and whether in any other way.

2.4 As long as this Agreement will be in effect and after the end of the validity of this agreement, the Contractor will assist NUR to the best of its ability, including signing the required papers, in order to register patents discovered during and in connection with the work in the name of NUR, and in consideration will be entitled to a refund of expenses relating to this assistance.

2.5 It is hereby agreed that the declarations and undertakings with the Contractor pursuant to clauses 2.2 and 2.3 above, will remain valid in every case of the termination of the validity of this Agreement, including due to its cancellation.

3.   PRODUCTION FILE

3.1 The Contractor confirms that together with its signature on this agreement it received the production files of the B.B. printers, the Fresco printers and of the laminating machine, hereinafter: "THE EXISTING PRODUCTION FILES").

3.2 In addition to the aforesaid in clause 3.1 above, the Contractor will prepare a production file for every NUR printer, the work for which will be given to him by NUR (hereinafter: "THE FUTURE PRODUCTION FILES").

3.3 The existing production files and/or the future production files (hereinafter together: "THE PRODUCTION FILES") will be prepared and include details of the elements, the materials and the processes required in order to produce the NUR printers, by NUR and/or by anyone on the behalf of NUR, which has the know-how in performing mechanical production work and as detailed in APPENDIX 3 of this Agreement.

3.4 In addition to the aforesaid in this clause 3 above, as long as the Contractor performs the work for NUR, the Contractor will update the production files for every case of changes in their details, and this not later than 21 days from the date of implementing every such change.

3.5 Without derogating from the aforesaid in clauses 2.2 and 2.3 above, NUR will have sole ownership on the production files. NUR's right to receive the production files will be valid also after termination of the this Agreement, and this for any reason including due to its cancellation.

3.6 Without derogating from the aforesaid, the Contractor will supply NUR all the drawings and explanations required for NUR in order to prepare the literature and documentation for the NUR printers.


4.   THE WORK

4.1 NUR hereby gives the Contractor and the Contractor hereby accepts from NUR execution of the work, and all this in accordance with the details of this Agreement.

4.2 The work of the B.B. printers will be in accordance with the specifications prevailing between the parties, as are updated from time to time by agreement between the parties. The work on the Fresco printers and on the laminating machine and of the other NUR printers will be in accordance with the specifications determined by agreement between the parties and which will be attached as appendices to this Agreement.

     In the context of executing the work, the Contractor will be responsible for the production and supply of all the mechanical parts of the NUR printers, the mechanical assembly and the equipping of the NUR printers and all in accordance with the production file as mentioned in clause 3 above and the specifications as mentioned in this clause 4.2 above.

     NUR will be responsible for the integration of the printing systems, but it is hereby agreed that at any time, at its sole discretion, NUR will be entitled to give the Contractor such integration work and various steps included in the work or to give the Contractor other work to be added to this work, and all this as agreed from time to time between the parties.

4.3 The Contractor will assign an area which will be used as a production and assembly hall which will comply with the acceptable standards in high-tech systems assemblies, and which will be earmarked solely for executing the work.

     Subject to the availability of suitable areas, the Contractor will rent to NUR by sublease, or alternatively will assist NUR to rent, a suitable area which will be adjacent to the production hall (hereinafter: "NUR'S AREAS"). NUR's areas will be used by NUR for its requirements connected with the printers, regarding which the Contractor will execute the work including the work connected with the production of those printers, storage of the printer elements, accompanying and supervising execution of the work, packing the printers and storing them prior to delivery.

4.4 NUR will be obligated to supply the Contractor on its account, those elements which will be required to perform the work and which in accordance with the specifications mentioned in clause 2 above, NUR is obliged to supply.

4.5 The Contractor will perform the work while maintaining a high quality while complying with standards as determined by NUR.

4.6 From the date of supply of every printer, the Contractor will attach to every NUR printer a product file (hereinafter: "THE MACHINE FILE") that will include all the examination and acceptance reports of the various elements of the printers, including process control. Moreover, the Contractor will mark all the elements of the printer with a sequential number which will facilitate their identification and the identity of the date of their production. Such sequential numbers and details will be included in the machine files.

5.   ORDERS AND SUPPLIES

     NUR and the Contractor will decide between them from time to time work procedures regarding the volume of work of every type of NUR printer ordered by NUR, which will include a mechanism for forecasting and actual orders. Moreover, the parties will determine between themselves procedures regarding the supply of NUR printers, delays and bringing forward dates of supply etc. The mechanism of orders regarding the B.B. printers until decided otherwise between the parties, will be as detailed in Appendix 6.1 to this agreement.

6.   CONSIDERATION FOR THE WORK

6.1 It is agreed that the consideration for implementing all of the Contractor's obligations regarding execution of the work for each of the B.B. printers to be supplied by the Contractor to NUR, the Contractor will be entitled to payment as detailed in APPENDIX 6.1 of this Agreement, but subject to a reduction of the final price at a rate equal to 97.6% of it. The price as detailed in Appendix 6.1 will apply up to a date in which a check will be made between the parties regarding the direct and indirect costs of the work and then the following detailed equation will apply. The consideration for the work of the Fresco printers, the laminating machine or the other NUR printers, should there be any, will be determined by agreement between the parties on the basis of the direct and indirect costs of the Contractor in implementing the work, plus an amount equal to 22% of these costs.

6.2 At the end of every two sequential quarters, a check of the cost of the material and the cost of the work that the Contractor had for executing the work for every printer will be made (hereinafter: "CHECK OF COSTS"). The check of costs will be carried out jointly by the parties in accordance with the updated results of the consideration for the production work of the printers that will be ordered up to the date of the next check of costs.

6.3 The parties will act to the best of their ability and currently in order to reduce the costs of the work. At the time of checking the costs, the parties will check the cost of the materials and the costs of labor and update them when necessary (by adding or reducing). In addition it is hereby agreed that should there be changes in the volume of work, the parties will carry out the adjustments required in the indirect expenses (by way of adding or reducing).

6.4 All payments of consideration for the production to which the Contractor will be entitled from NUR, as mentioned in this clause 6, will be paid to the Contractor at the representative rate of the dollar on the date of actual payment against a tax invoice issued as required by law.

6.5 It is hereby clarified that apart from the consideration for the production, the Contractor will not be entitled to any additional payment for executing the work.

7.   EMPLOYEES

7.1 The Contractor undertakes that in executing the work he will only employ people with know-how, ability and experience as required in order to execute the production work.

7.2 To avoid doubt it is agreed and declared that the Contractor will act as an independent Contractor for implementing the work and that there will be no employee/employer relations and/or agenciy relations between NUR and the Contractor and/or the Contractor's employees and/or anyone employed by it and/or through it in performing the work. The Contractor will be responsible for making all the provisions and deductions which must be made by law with regard to his employees and only he will be responsible for this.

8.   COMPONENTS, RAW MATERIALS AND SUB-CONTRACTORS

8.1 In carrying out the production work the Contractor will be entitled in addition to the components supplied by NUR, as mentioned in clause 4.4 above, to use only components and raw materials of the highest quality and on condition that he received the prior written approval of NUR, moreover, the Contractor will be entitled to engage only with suppliers and sub-contractors who have received the prior approval of NUR.

     Should the Contractor request to replace components or raw materials used for performing the work, or any of the suppliers and/or sub-contractors, the Contractor will give notice to NUR in which it will state the effects of the such changes on the cost of materials. The Contractor will not be entitled to replace the components, raw materials, suppliers or subcontractors without receiving the prior written approval of NUR.

8.2 In order to receive the approvals as mentioned in clause 8.2 above, the Contractor will deliver to NUR written notice in which it will provide details of the identity of the manufacturer, the identity of the supplier, components specifications and raw materials which he asked to use or details of the subcontractor and all other details required by NUR, whichever relevant.

8.3 NUR will inform the Contractor within 30 days of the date of receiving the Contractor's notice as mentioned in clause 8.2 above, of its agreement or opposition to the use of components or raw materials, full or partly, or the engagement with a supplier or subcontractor, or by its demand to receive further details regarding those materials or components.

8.4 In addition to the aforesaid in clause 8 above, it is agreed that any change in the conditions of the engagement of the Contractor with one of the subcontractors or suppliers, and/or changes in the components or raw materials will be implemented subject to obtaining the prior written approval of NUR. In order to obtain such approval, the Contractor undertakes to give NUR, at least 30 days prior written notice that will detail the nature of the change and the reason for the change (hereinafter:
     "NOTICE OF CHANGE"), and within 7 days from the date of receiving the notice of change NUR will inform the Contractor, at its sole discretion, of its approval or objection to the change.

8.5 The Contractor undertakes that the components and raw materials that are used will undergo checks and quality and acceptance examinations in accordance with the terms acceptable in high tech industries and in accordance with the procedures stipulated by NUR and the Contractor during execution of the development work. Such checks and examinations will be carried out by the Contractor through a qualified examiner on its behalf and will be detailed in the production files as mentioned in clause 3.4 above.

     It is hereby clarified that the Contractor will not be entitled to use components and/or raw materials that deviate from the specifications included in the production file, and this without the prior written approval of NUR.

8.6 In every case in which in order to carry out the work the Contractor will require special tools, of any type whatsoever, the Contractor will purchase or manufacture such tools on its account. It is agreed that should the work be terminated for any reason whatsoever, NUR will be entitled, at its sole discretion, to demand from the Contractor, that it sells it some or all of the tools, at a price as agreed between the parties or in the event of a dispute about the price, as determined by an assessor who will chosen in the process as mentioned in clause 02 below.

8.7 The Contractor will maintain an inventory of components and raw materials used for this work of a sufficient level as determined by the parties, in order to supply such components and raw materials rapidly and regularly to NUR.

     NUR and the Contractor will decide by agreement a list of components and raw materials used in the work and which are long lead items (hereinafter:
     "LLI") (orders have to be placed long before supply dates).. The Contractor will order and maintain an inventory of LLI in a quantity sufficient to execute the work.

8.8 NUR will purchase from the Contractor the elements mentioned in clause 8.7 above, as spare parts for the printers, and this in consideration for the payments to be decided by agreement between parties. It is hereby agreed that NUR will not be obliged to purchase from the Contractor those spare parts that are purchased from third parties and are not manufactured by the Contractor.

8.9 The Contractor will maintain an inventory of spare parts manufactured by it for the NUR printers during a period of not less than 5 years from the last date on which the Contractor supplied NUR that type of NUR printers. The provisions of this clause 8.9 will apply in every case of termination of this agreement, including in the event of its cancellation for any reason whatsoever.

9.   TRAINING AND SUPPORT

9.1 The Contractor will guide and train NUR's employees, as decided by NUR, to handle and support all the NUR printers mechanical systems on which this work was carried out, using the Contractors employees who have the suitable skills (hereinafter: "TRAINING SERVICES").

     The training services will include the process of assembling the printers and accompanying the operation of the mechanical systems of the printers at a level which will enable NUR's technicians to provide independent support services for the printers.

9.2 In addition to the provisions of clause 9.1 above, as long as the Contractor supplies work for NUR he will put at NUR's disposal, on NUR's request, its training services and this in consideration for a total of $1,500 (one thousand five hundred dollars) per course of service engineers (about 60 hours).

9.3 After termination of the period of warranty, the Contractor undertakes in every case of a breakdown and/or mechanical problem, which NUR's technicians are unable to repair, to provide NUR with the repair services through its employees, and this in consideration for the amount as determined in agreement by the parties.

10.  SUPERVISION

10.1 NUR will be entitled, at its sole discretion, to appoint on its behalf one person or a number of people who will be responsible on NUR's behalf for the supervision, coordination and direction of the work by the Contractor in accordance with this agreement, including subcontractors employed by the Contractor in performing the work (hereinafter: "THE SUPERVISOR").

10.2 NUR will inform the Contractor of the identity of the supervisor, if one is appointed; in the event of his replacement NUR will give notice of this to the Contractor.

11.  WARRANTY

11.1 The Contractor will give every NUR printer supplied to NUR a warranty for the work, including the mechanical operations of the printer, the functioning of all the elements of the printer, apart from the elements supplied by NUR as mentioned in clause 4.4 above, and assembly of the printer (hereinafter: "THE WARRANTY"), and this for a period of 18 months from the date of supply of every printer, but not later than a year after installation of the printer at the final customer (hereinafter: "THE WARRANTY PERIOD").

11.2 In the framework of the warranty the Contractor will be obligated during the warranty period as follows:

     a. To replace, on its account, any element of the NUR printer apart from elements supplied by NUR in accordance with clause 4.4 above, that will be found to be defective or not in working order (hereinafter:
          "THE DEFECTIVE ELEMENT").

     b. Immediately on receipt of notice from NUR regarding the defective component, the Contractor will supply NUR with a component to replace the defective component (hereinafter: "THE REPLACING COMPONENT"), and this also if it has not yet been given the defective component itself. NUR will deliver the defective component to the Contractor, unless it finds that the component was not defective, in which case Contractor will credit NUR for the cost of the replacing component.

     c. Should NUR's service and maintenance organization, or anyone on behalf of NUR, not be able to repair a fault, and/or defect in assembling the printer and/or which will be caused and/or discovered in one of NUR's printers, the Contractor will provide a specialist on its behalf to repair such fault or defect. The Contractor will bear all the expenses of this expert, but the Contractor and NUR will bear in equal shares travelling and board and lodging expenses outside Israel for such an expert.

     d. Should a serial fault and/or defect be discovered in NUR printers (i.e. a fault or defect which are discovered in similar circumstances in a number of that type of printers) the Contractor will participate in half of the expenses of NUR, or anyone on its behalf, in repairing such fault.

11.3 The warranty will not apply to a repair of faults caused as a result of one of the following causes:

     a.   Use of the NUR printer contrary to NUR's instructions.

     b. Effecting a repair of changes in the printer or in any element of the printer, by someone other than NUR or the Contractor.

     c. Damage caused by an external factor not by NUR or the Contractor or at its responsibility, which include fire damage, water, lightening, voltage faults, mechanical breakdown of the equipment, the effects of chemical materials, acts of war and terror.

     d.   Causing a fault intentionally.

12.  INSURANCE

     The Contractor will purchase and maintain valid for the whole period of the agreement up to an agreed date after termination of executing the work by it, product liability insurance which will apply in Israel for NUR printers manufactured by it in the framework of the work.

13.  EXCLUSIVITY

13.1 NUR gives the Contractor exclusive execution of the work of the B.B. printers, including the other printers which will be based on the engineering design of the B.B. printers and which will combine the printer head installed today in the B.B. printers.

13.2 In addition, NUR gives exclusively to the Contractor, execution of the work of the Fresco printers, including other printers which will be based on the engineering design of the Fresco printers and which will combine in them the printer head installed today in the Fresco printers, and this up to a supply of the first 100 (hundred) Fresco printers manufactured in a series (hereinafter: "THE EXCLUSIVITY PERIOD").

13.3 Prior to the end of the exclusivity period the parties will negotiate the continued execution of the Fresco printers work by the Contractor.

13.4 Should NUR request to carry out the work on the Fresco printers (after the exclusivity period) and/or of the NUR printers, the laminating machines and other similar machines, (hereinafter: "THE ADDITIONAL WORK") the following provisions will apply.

     a. NUR will give the Contractor prior notice of its intention not to execute the additional work, and this not through the Contractor.

     b. Within 14 days from the date of NUR's notice as mentioned in sub-clause (a) above, the Contractor will be entitled to submit a price offer to NUR for executing the additional work (hereinafter in clause 13: "THE CONTRACTOR'S OFFER").

     c. Should NUR have an alternative to execute the additional work under preferable conditions than those offered by the Contractor (hereinafter in clause 13: "THE ALTERNATIVE") NUR will give the Contractor the main details of the alternative and will give the Contractor an opportunity to offer NUR, within 14 days, an additional offer to execute the additional work on the conditions of the alternative or preferable conditions to it (hereinafter in clause 13: "THE ADDITIONAL OFFER").

     d. To avoid any doubt it is hereby clarified that NUR will be entitled to negotiate with the Contractor and/or with third parties regarding execution of the additional work, provided that the provision of sub-clause (c) will apply with the required changes to such negotiations.

     e. NUR will give the Contractor, execution of the additional work, unless the alternative will have significantly preferable conditions than the Contractor's offer (or additional offer, if one is submitted by the Contractor). Without derogating from the generality of the aforesaid it is hereby clarified that a price lower than 10% or more than the price offered to NUR by the Contractor (or an additional offer if submitted by the Contractor), while maintaining a similar price performance level, will be considered as significantly preferable conditions. To avoid doubt it is clarified that in such a case NUR will not be obligated to accept the offer if it thinks that the conditions are not identical or preferable to those of the alternative.

     f. Should NUR decide to give the additional work to the Contractor, the parties will negotiate in order to prepare the appropriate appendices to this agreement, connected with implementing the additional work, including the terms of the order for the additional work and the supply of the additional work by the Contractor.

13.5 The Contractor undertakes that as long as it executes the work for an additional period of 24 months, it will not take on any development work and/or production of digital printer systems, but only for NUR, and this as long as directly or indirectly, whether for them or for others, the Contractor undertakes to obtain an undertaking with identical wording also from its shareholders. The Contractor's undertaking under this clause will be in effect after termination of this agreement as well, and this for any reason whatsoever including due to its cancellation.

14.  CONFIDENTIALITY

14.1 The Contractor hereby undertakes to maintain the secrecy of the know-how, not to disclose or to transfer the know-how fully or partly to others, or to enable others access to the know-how and/or copies of the know-how, and this apart from the use of the know-how by its employees as far as is required in order to execute the work.

14.2 The Contractor will obtain from its employees or from others on its behalf, who will be engaged in carrying out the work, obligations to maintain confidentiality as mentioned in this clause 14.

14.3 The provisions of this clause 14 will remain in force in every case of termination of this agreement including due to its cancellation.

15.  PERIOD OF THE AGREEMENT

15.1 The period of this agreement is from the date of its signature and will remain in force until the later of: (a) Termination of the B.B. work, or
     (b) termination of the exclusivity period, or (c) termination of executing the additional work if given to the Contractor.

15.2 Notwithstanding the provisions of this clause 15 above, NUR will be entitled to terminate this agreement immediately in any case of a fundamental violation of this agreement by the Contractor, including in each of the following cases:

     a. Violation of the obligation of the Contractor to maintain confidentiality and non competition as mentioned in clauses 13.5 and 14 above.

     b. Transfer of rights and/or obligations of the Contractor contrary to the provisions of clause 16 below.

     c. Appointment of a receiver or liquidator for the Contractor, provided that such appointment is not cancelled within 54 days.

     d. Any violation of this agreement which the Contractor does not correct within 30 days from receiving written notice from NUR.

     In every case of termination of this agreement in accordance with the provisions of this clause 15.2, the Contractor undertakes to complete the work of the NUR printers orders for which were received up to the date of the notice. It is hereby clarified that the provisions of this clause will remain in force also after the termination of this agreement.

15.3 Unless specifically stipulated otherwise in this agreement, after the date of termination of this agreement, the provisions of this agreement will not obligate and/or entitle the parties to it.

16.  PROHIBITION OF TRANSFER

16.1 The Contractor will not be entitled to endorse and/or transfer its obligations and/or rights under this agreement or the execution of the work to a third party, and this unless it received the prior written agreement of NUR.

16.2 NUR will be entitled to assign and transfer to a third party its obligations and rights under this agreement (hereinafter: "THE Transferee") provided that the transferee will give the Contractor written notice in which it undertakes all the obligations of NUR under this agreement. Should the Contractor inform NUR in writing, within 15 (fifteen) days from the date of receiving the transferees notice, of its objection to this assignment and the transfer to the transferee, provided that such objection will be reasonable and relate to the identity of the transferee and NUR will be a guarantor to the Contractor for the honoring of the obligations of the transferee in accordance with clause 13 of this agreement. To avoid doubt it is hereby clarified that the endorsement and the transfer by NUR do not derogate from the obligations and rights of the parties whose date for their performance falls prior to the date of such assignment and transfer.

17.  ARBITRATION

17.1 Any dispute between the parties regarding implementation or interpretation of this agreement will be brought for a decision of an arbitrator whose identity will be determined by agreement by the parties, and in the absence of such an agreement, by the head of the Tel Aviv District Bar (hereinafter: "THE ARBITRATOR"). The arbitrator will not be subject to the Laws of Procedure or Laws of Evidence, but will be subject to the Substantive Law and he must explain his decision.

17.2 The provisions of this clause 17 will be considered as an arbitration agreement between the parties that will obligate the parties for all intents and purposes regarding the provisions of this agreement, also after termination of the period of the agreement.

18.  GENERAL

18.1 The address of the parties are as detailed in the preamble to this agreement and any notice sent by registered mail to the other party at that address, will be considered as if received 7 days after its dispatch unless proved that it had arrived prior to that party.

18.2 The terms of this agreement include fully what has been conditioned and agreed between the parties regarding execution of the production work, and they replace any engagement, agreement, presentation or undertaken prior to signature on this agreement, which were drawn up between them whether in writing or verbally, but they do not derogate from the validity of the founders agreement drawn up by the shareholders of the Contractor, and this production agreement is an integral part of it.

18.3 The parties will take all additional steps including signature on additional documents required in order to implement and execute this agreement according to its wording and spirit.

18.4 The laws of the State of Israel will apply to this agreement, subject to the provisions of clause 17 above and the sole jurisdiction regarding it will be the competent courts in Tel Aviv-Jaffa.

18.5 Any change and/or cancellation of any of the provisions of this agreement will be effected only by in a written document which will be signed by each of the parties.

                   IN WITNESS WHEREOF THE PARTIES HEREBY SIGN

        (-)                                      (-)
---------------------           ----------------------------------------
NUR Macroprinters Ltd.          NUR Engineering(Company under formation)